ARTICLES OF INCORPORATION
                                   OF
                              MailTec, Inc.

The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the provisions of the Nevada Business Act of the State of Nevada, adopts the following
Articles of Incorporation for such corporation.


                                ARTICLE I
                                  NAME

The name of the corporation is MailTec, Inc.


                                ARTICLE II
                          EXISTENCE AND DURATION

The period of duration of this corporation is perpetual.


                               ARTICLE III
                           PURPOSES AND POWERS

The purpose for which this corporation is organized is to engage in all lawful business for which corporations may be incorporated pursuant to the Nevada Business Corporation Act. In furtherance of its lawful purposes, the corporation shall have and may exercise all rights, powers and privileges not or hereafter exercisable by corporations organized under the laws of Nevada. In addition, it may do everything necessary, suitable, convenient or proper for the accomplishment of any of its corporate purposes.


                                ARTICLE IV
                              CAPITALIZATION

(a)  Authorized Shares.   The aggregate number of shares which the
corporation shall have the authority to issue is Fourteen Million (14,000,000 shares). Ten Million (10,000,000) shares shall be designated "Common Stock" and shall have a par value of $.001. Four Million shares shall be designated "Preferred Stock", and shall have a par value of $.001 per share, and shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

(b)  Consideration for Shares.   All shares of Common Stock and
Preferred Stock shall be issued by the corporation for cash, property or services actually performed, for no less than the par value of $.001 for Common Stock and $.001 for Preferred Stock. All shares shall be fully paid and non-assessable.

(c)  Issuance of Preferred Stock.   The Preferred Stock authorized by
this Certificate of Incorporation may be issued from time to time in series. The Board of Directors of the corporation is authorized to establish such series, to fix and determine the variations and the relative rights and preferences as between series, and to thereafter issue such stock from time to time. The Board of Directors is also authorized to allow for conversion of the Preferred Stock to Common Stock under terms and conditions as determined by the Board of Directors.

(d)  Dividends.   Dividends in cash, property or share of the
corporation may be paid upon the Common and Preferred Stock, as and when declared by the Board of Directors, out of funds of the corporation to the extent, and in the manner permitted by law.

(e)  Voting rights and Cumulative Voting.   Each outstanding share of
Common Stock shall be entitled to one vote, and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. The voting rights of Preferred Stock, if any, shall be established by the Board of Directors at the time such stock is issued in series. Cumulative voting shall not be allowed I the election of directors of the corporation.

(f)  Denial of preemptive Rights.   No holder of any shares of the
corporation , whether nor or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

(g)  Dissolution or Liquidation.   Upon any dissolution or liquidation,
whether voluntary or involuntary, the holders of preferred shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, the sum initially paid per share and a further amount equal to any dividend thereon declared and unpaid to the date of such distribution, before any payment shall be made or any assets distributed to the common stock shareholders. Upon any dissolution or liquidation, whether voluntary or involuntary, if the assets thus distributed among the holders of preferred share are insufficient to permit the payment to such shareholder of the full preferential amounts, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holder of preferred shares and after payment to the preferred shareholders of such preferential amounts, the holders of common shares shall be entitled to receive ratably all the remaining assets. A merger or consolidation of this corporation with or into any other corporation or corporations shall not be deemed to be a dissolution or liquidation within the meaning of this provision.


                                ARTICLE V
                        INITIAL OFFICE AND AGENT

The address of this corporation's initial registered office is 2533 North Carson Street, Carson City, Nevada 89706 and the name of its initial registered agent is Laughlin International, Inc.


                                ARTICLE VI
                             PRINCIPAL OFFICE

The address of the principal office of the corporation is 469 South Cherry Street #207, Denver, Colorado 80126. The corporation may maintain such other offices, either within or out of the State of Nevada, as the Board of Directors may from time to time determine or the business of the corporation may require.

                               ARTICLE VII
                       INITIAL BOARD OF DIRECTORS

The number of directors constituting the initial board of directors of this corporation is one. The number of directors of this corporation shall be not less than three; except there need by only as many directors as there are shareholders in the event that the outstanding shares are, or initially will be, held of record by fewer than three shareholders. The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified is:





                               ARTICLE VIII
                             INDEMNIFICATION

As the Board of Directors may from time to time provide in the By-Laws or by resolution, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the State of Nevada.


                                ARTICLE IX
                               INCORPORATOR

The name and address of the incorporator is : W. Ross C. Corace, 469 South Cherry Street #207, Denver, Colorado 80246.

Dated this 23rd day of January 2003




                                   /s/  W. Ross C. Corace
                                  ------------------------------------
                                  W. Ross C. Corace, Incorporator





STATE OF COLORADO     )
CITY AND              )ss.
COUNTY OF DENVER      )


W. Ross C. Corace, known to be to be the person whose name is subscribed to the annexed and foregoing Article of Incorporation, appeared before me this 23rd day of January, 2004, in person and being by me first duly sworn, acknowledged that he signed said Article of Incorporation as his free and voluntary act and deed for the uses and purposes therein set forth and that statements herein contained are true.


My Commission Expires May 9, 2004



                                    /s/  Anna Lee Halsig
                                    ----------------------------------
                                    Notary Public

                                    2421 South University Blvd.
                                    Denver, Colorado 80210